EXHIBIT 5.1
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           [PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP LETTERHEAD]




                                           December 21, 2006



Triarc Companies, Inc.
280 Park Avenue
New York, New York  10017



Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-8 (the "Registration Statement") of Triarc Companies, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder (the "Rules"), we have been requested by the Company to render this opinion relating to 774,066 shares of Class B Common Stock, Series 1, par value $.10 per share of the Company (the "Shares") to be issued upon exercise of options granted under Replacement Stock Option Agreements,

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Triarc Companies, Inc.                                                        2


dated July 25, 2005, between the Company and Thomas A. Garrett (the "Garrett Agreements"), Replacement Stock Option Agreement, dated July 25, 2005, between the Company and Michael I. Lippert (the "Lippert Agreement") and Replacement Stock Option Agreement, dated July 25, 2005, between the Company and J. David Pipes (the "Pipes Agreement," together with the Garrett Agreements and the Lippert Agreement, the "Agreements").

         In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of
(i) the Registration Statement, (ii) the Agreements, (iii) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, certified by the Company as in effect on the date of this letter and
(iv) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Registration Statement and upon certificates of public officials and the officers of the Company.

         In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

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Triarc Companies, Inc.                                                        3


         Based  upon  the  above,  and  subject  to  the  stated   assumptions,
exceptions and qualifications, we are of the opinion that:

         When issued in accordance with the Agreements, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

         The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

         We hereby consent to use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

                                          Very truly yours,


                            /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP